EXHIBIT 99.1

ClearSign Combustion Corporation

Announces Management and Board Changes

SEATTLE, October 1, 2018 – ClearSign Combustion Corporation (Nasdaq: CLIR) ("ClearSign" or the "Company"), an emerging leader in industrial combustion technologies that improve energy and operational efficiencies while dramatically reducing emissions, announces the retirement and succession plans for CEO Stephen E. Pirnat.

“When I was asked to step in as CEO by the Board of Directors in December 2014, ClearSign was still an R&D company focused on our legacy technology, ECC. Fast-forward to today and I am proud to have led our talented team in the development and introduction of our disruptive Duplex™ combustion technology into five key commercial verticals with 12 installations and counting,” said Pirnat. “With a pipeline of approximately 70 opportunities, coupled with the recent $11.7 million equity investment by clirSPV LLC, I feel this is an ideal time for a transition in leadership because we believe ClearSign is about to enter the next stage of commercialization.”

A nationally recognized executive search firm has been retained by the Company and an active search is underway for a successor. Pirnat, who will continue on the Board of the Company as Chairman, has agreed to stay on past his contract expiration date of Dec. 31, 2018, if requested to ensure a smooth transition.

“On behalf of ClearSign and the Board, I want to express our heartfelt gratitude to Steve for his vision, leadership and many contributions to bring ClearSign to this stage of technology development, application and commercialization. His commercial successes and recruitment of unmatched industry experts, including Chief Technology Officer, Donald Kendrick Ph.D., Senior Vice President of Business Development, Stephen M. Sock and President of ClearSign Asia Ltd, Manuel Menendez, complementing our existing team strength, leave the Company in the strongest position it has ever been both commercially and financially. We wish Steve the very best in retirement,” said Dr. Lon E. Bell, a member of the Board.

In addition to Pirnat’s decision, Director Jeffrey L. Ott, is stepping down from the Board, effective immediately, because his responsibilities and time commitment as the President of TEAM Industrial’s Product and Service Line Management and Quest Integrity have recently increased significantly. “I am proud to have been a part of the tremendous progress enjoyed by ClearSign since I joined the Board in February 2015. Unfortunately, I am no longer able to dedicate the same time and attention to the Company as before,” said Ott. “Rather than wait for my current term to end, I believe it is in the best interest of the Company and shareholders to allow fresh leadership to step in as soon as practical.”

Commenting on the Board change, Director Robert T. Hoffman said, “While I was only able to work with Jeff for a short period, his talents will be missed and we are indebted to him for his years of faithful service to the Company. The entire Board wishes him continued success at TEAM Industrial and Quest Integrity.” Hoffman went on to add: “The Company will be considering board membership as part of its annual evaluation process with a particular emphasis on seeking new Board members that complement the skill sets of both the new CEO and incumbent Board members.”

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patented Duplex™, Duplex Plug & Play™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are "forward-looking statements." You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and other factors identified in our Annual Report on Form 10-K filed with the Securities & Exchange Commission and available at www.sec.gov and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

FirmIR Group for ClearSign

+1 415-572-8152

Media:

Sylvester Palacios, Jr.

Pierpont Communications for ClearSign

+1 512-448-4950